EXHIBIT 10.7

SERVICES AGREEMENT

THIS AGREEMENT, is made as of April 1, 2022, between Glucose Health, Inc. (“Company”) and BTB Management Company (“Consultant”) and super cedes a previous agreement dated July 1, 2021, between the Company and Murray Fleming, and all provisions set forth in this Agreement shall govern.

1.	SERVICES. Consultant agrees to perform the services of management of corporate operations. Principal of Consultant agrees to serve as CEO and CFO of Company.

2.	RATE OF PAYMENT. $8,000.00 per month, ($24,000.00 per quarter) is payable to Consultant upon execution of this agreement.

3.	BONUS COMPENSATION FOR PERFORMANCE. An additional $100,000 in bonus compensation is payable or achievement of any combination of the following performance metrics.

a.	Revenue: $50,000 bonus upon achieving $1 million Revenue.
b.	Stockholder Equity: $25,000 bonus upon achieving $2 million Stockholder Equity.
c.	Gross Margin: $10,000 for achieving 35% Gross Margin in a quarterly period.
d.	Sales: $15,000 upon securing placement of a national or large regional retailer (upon receipt of first invoice payment).

4.	TERMS FOR SERVICES. This agreement renews quarterly until terminated by either party.

5.

CONFIDENTIAL INFORMATION. Each party hereto (“Such Party”) shall hold in trust for the other party hereto (“Such Other Party”) and shall not disclose to any non-party to the Agreement, any confidential information of Such Other Party. Confidential information is information which relates to Such Other Party’s research, development, trade secrets or business affairs, but does not include information which is generally known or easily ascertainable by non-parties of ordinary skill in computer systems design and programming.

The Consultant hereby acknowledges that during the performance of this contract, the Consultant may learn or receive confidential Company information and therefore Consultant hereby confirms that all such information relating to the Company’s business will be kept confidential by the Consultant, except to the extent that such information is required to be divulged to the Consultant’s clerical or support staff or associates in order to enable Consultant to perform Consultant’s contract obligation.

6.

INDEPENDENT CONTRACTOR.  Consultant is an independent contractor. Consultant is not an employee, agent, joint venture or partner of Company. Nothing shall be interpreted as creating an employment relationship. Consultant shall have control of the manner and means by which its services are provided to Company. CONSULTANT IS SOLELY LIABLE FOR ANY FEDERAL AND STATE INCOME AND WITHHOLDING TAXES, UNEMPLOYMENT TAXES, FICA TAXES, AND WORKER'S COMPENSATION PAYMENTS AND PREMIUMS APPLICABLE TO THIS AGREEMENT.

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7.

COMPLETE AGREEMENT. This Agreement contains the entire agreement between the parties hereto with respect to the matters covered herein.  No other agreements, representations, warranties or other matters, oral or written, purportedly agreed to or represented by or on behalf of the Consultant by any of its agents, or contained in any sales materials or brochures, shall be deemed to bind the parties hereto with respect to the subject matter hereof. The Company and Consultant acknowledge that they are entering into this Agreement solely on the basis of the representations contained herein.

8.

GENERAL PROVISIONS.  This Agreement is binding upon the parties hereto and their respective successors, assignees and personal representatives. This Agreement shall be interpreted, construed and governed in accordance with the laws of the State of Nevada. This Agreement may be executed in counterparts and may be executed by telefax signature, which shall be valid and binding as original signatures for all purposes (evidentiary or otherwise).

IN WITNESS WHEREOF, the parties hereto, have signed this Agreement, as of the date first above written:

FOR GLUCOSE HEALTH, INC.

Per:	/s/ Murray Fleming
Murray Fleming, CEO/CFO

FOR BTB MANAGEMENT COMPANY

Per:	/s/ Murray Fleming
Murray Fleming, Principal

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